March 7, 2008

My Fellow Huntington Shareholder:

Consistent with our preliminary proxy filing with the SEC, it has been reported recently that my total 2007 compensation was $2,185,000. Because of Huntington’s sub-par performance in 2007 and because of intense shareholder interest in CEO compensation in general, I want you to be informed about my compensation; the current value of the equity-based compensation is substantially less than the level we are required to report.

There are three primary components of my compensation – base salary, annual cash incentive, and equity. Here are the details of each:

Base Salary
In October 2007, the Compensation Committee and full Board of Directors increased my salary by 3% to $891,000 from $865,000. It is now 11.4% higher than it was when I joined Huntington in February 2001. My base compensation for full year 2007 was $870,417, up 3.4% from the 2006 level.

Annual Cash Incentive
Because of Huntington’s unsatisfactory financial performance in 2007, I did not deserve an annual cash incentive and did not receive one. For 2006, I was awarded $820,477.

Equity Compensation

1)	Restricted Stock Units (RSU’s)

•	In July 2007, I received 33,000 RSU’s, granted at a price of $20.01 per share and scheduled to vest on 7/23/2010. The fair value of this award at grant date was $660,330. Upon vesting, I will receive the shares at the then current market value. If vesting occurred now, the value would be substantially lower.

•	In 2006, I received 33,000 RSU’s granted at $23.34 per share and scheduled to vest on 7/18/09. The fair value of this award at grant date was $770,220. As above, upon vesting, I will receive the shares at the then current market value, which today would be far lower.

2)	Stock Options

•	I received 165,000 options in 2007 at a price of $20.01 per share. These will vest at the rate of 1/3 (or 55,000) each year over a 3-year period. Using the Black-Scholes valuation model, the fair value at grant date was $461,505. The options will have no value unless our stock price exceeds $20.01.

•	I received 165,000 options in 2006 at a price of $23.34 per share, with the same vesting approach as above. The fair value at grant date was $692,324; however, the options will have no value unless our stock price exceeds $23.34.

You will soon receive the proxy material which contains comprehensive information about executive compensation. But in sum, most of the compensation I ultimately receive is tied to Huntington’s financial performance or the performance of our stock price. Until each improves substantially, I will not benefit significantly from either an annual cash incentive or equity compensation.

I hope this is helpful to you.

Sincerely,

/s/ Thomas E. Hoaglin

Thomas E. Hoaglin

The following is required disclosure by the SEC:

Addition Information and Where to Find It

In connection with its 2008 annual meeting of shareholders, Huntington Bancshares Incorporated (the Company) filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on February 25, 2008. Investors and security holders are strongly advised to read the definitive proxy statement when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company at the SEC website at http://www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from the Company’s website at http://www.huntington.com.

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from its stockholders in connection with the 2008 annual meeting of shareholders. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the definitive proxy statement relating to the 2008 annual meeting of shareholders when it becomes available. Each of these documents may be obtained for free at the SEC website at http://sec.gov or from the Company’s website at http://www.huntington.com.